APPENDIX B	Exhibit (d)(5)(iii)

FORM OF LETTER AGREEMENT

Van Eck Associates Corporation

335 Madison Avenue, 19th Floor
New York, New York 10017

May 1, 2014

Van Eck Absolute Return Advisers Corporation

335 Madison Avenue, 19th Floor
New York, New York 10017

Ladies and Gentlemen:

Van Eck Associates Corporation (“VEAC”), a corporation organized under the laws of the State of Delaware, entered into an investment advisory agreement with Van Eck Funds (the “Trust”), a Massachusetts business trust, on May 29, 2009 with respect to the Multi-Manager Alternatives Fund (the “Fund”), a series of the Trust (the “VEAC Advisory Agreement”). This letter is to memorialize the mutual understanding between VEAC and Van Eck Absolute Return Advisers Corporation (“VEARA”),1 a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of VEAC, regarding the transfer of responsibilities under the VEAC Advisory Agreement from VEAC to VEARA with respect to the Fund.

Effective May 1, 2014, VEAC hereby transfers to VEARA, and VEARA hereby assumes, all rights and obligations of VEAC under the VEAC Advisory Agreement with respect to the Fund. This letter agreement will be attached as Appendix B to the investment advisory agreement dated December 31, 2012 between VEARA and the Trust, Appendix A of which will be amended to include the Fund.

Please confirm below your acceptance of this letter agreement.

VAN ECK ASSOCIATES CORPORATION

Name:

Title:

Confirmed, Agreed to and Accepted this 1st day of May, 2014:

VAN ECK ABSOLUTE RETURN

ADVISERS CORPORATION

Name:

Title:

1 VEARA is engaged principally in the business of rendering investment management services and is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and with the Commodity Futures Trading Commission as a commodity pool operator under the Commodity Exchange Act of 1936, as amended.